SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2004

ALKERMES, INC.

(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	1-14131	23-2472830
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88 Sidney Street
Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 494-0171

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement, and
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement, and

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 22, 2004, Alkermes, Inc. (the “Company”) entered into a term loan in the principal amount of $3,676,141 with General Electric Company (“GE”). The term loan is secured by certain of the Company’s equipment pursuant to a security agreement and is subject to an ongoing financial covenant. The loan is payable in 36 monthly installments with the final installment due on December 27, 2007 and bears a floating interest rate equal to the one month London Interbank Offered Rate (“LIBOR”), which is determined monthly, plus a certain fixed interest rate. If the Company fails to pay any amounts when due, or is in default under or fails to perform any term or condition of the security agreement, then GE may elect to accelerate the entire outstanding principal amount of the loan with accrued interest such that the amounts are immediately due and payable from the Company to GE. In addition, all amounts accelerated shall bear interest at 18% until such amounts are paid in full.

Additionally, on December 22, 2004, the Company entered into a commitment for equipment financing with GE which is subject to typical closing conditions, including entry into definitive agreements. The equipment financing will further require an amendment to an existing Master Lease Agreement dated as of October 16, 2002, as amended by Amendment dated November 7, 2002, by and between the Company and GE. The equipment financing, in the form of an equipment lease line, provides the Company the ability to finance up to $18,323,859 in new equipment purchases through December 31, 2005. The equipment financing would be secured by the purchased equipment and will be subject to a financial covenant. The lease terms would provide the Company with the option at the end of the lease to (a) purchase the equipment from GE at the then prevailing market value, (b) renew the lease at a fair market rental value, subject to remaining economic useful life requirements, or (c) return of the equipment to GE, subject to certain conditions.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.

Date: December 28, 2004	By:	/s/ JAMES M. FRATES

James M. Frates Vice President, Chief Financial Officer and Treasurer